Exhibit 99.1

Power Solutions International, Inc.	201 Mittel Dr. Wood Dale, IL 60191 www.psiengines.com

POWER SOLUTIONS INTERNATIONAL CLOSES

NEW $135 MILLION SENIOR SECURED CREDIT FACILITY

New Five Year Credit Facility Provides Incremental Borrowing Availability

Provides Greater Financial Flexibility and Liquidity to Support Growth Initiatives

Wood Dale, IL – June 29, 2016 – Power Solutions International, Inc. (“PSI” or “the Company”) (NASDAQ: PSIX), a leader in the design, engineer and manufacture of emissions-certified alternative-fuel and conventional power systems, today announced the closing of a $135 million Senior Secured Credit Facility (the “Credit Facility”), consisting of a new $60 million term loan with TPG Specialty Lending, Inc. and affiliated funds managed by TSSP, a leading special situations investment platform, and a $75 million asset based revolver with Wells Fargo Bank, NA. The fully committed Credit Facility matures in June 2021, subject to certain terms as further described in the agreement, and replaces the Company’s existing $125 million asset based facility set to mature in June 2018, also subject to certain terms. While the Credit Facility will continue to be subject to a borrowing base, the new Credit Facility provides meaningful incremental liquidity compared to the existing asset based facility.

PSI’s Chief Financial Officer Michael Lewis commented, “We are very pleased to have opportunistically accessed the capital markets with a financing package that provides for increased borrowing capacity and greater financial flexibility. We are appreciative of the continued support from our existing Wells Fargo banking relationship, and excited to have TPG Specialty Lending join Wells Fargo as our valued banking partner for the years ahead. Coupled with our April amendment to our $55 million Senior Notes, we’ve now fully executed our plan to successfully optimize our debt structure, providing a solid foundation for growth in the future.”

Cadence Credit Partners LLC acted as the Company’s exclusive financial advisor for the transaction.

Exhibit 99.1

About Power Solutions International, Inc.

Power Solutions International, Inc. (PSI or the Company) is a leader in the design, engineer and manufacture of emissions-certified, alternative-fuel power systems. PSI provides integrated turnkey solutions to leading global original equipment manufacturers in the industrial and on-road markets. The Company’s unique in-house design, prototyping, engineering and testing capacities allow PSI to customize clean, high-performance engines that run on a wide variety of fuels, including natural gas, propane, biogas, gasoline and diesel.

PSI develops and delivers complete industrial power systems that are used worldwide in stationary and mobile power generation applications supporting standby, prime, and Co-generation power (CHP) applications; mobile industrial applications that include forklifts, aerial lifts, industrial sweepers, aircraft ground support, arbor, agricultural and construction equipment. In addition, PSI develops and delivers power systems purpose built for the Class 3 through Class 7 medium duty trucks and buses for the North American and Asian markets.

For more information on PSI, visit www.psiengines.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding the current expectations of the Company about its prospects and opportunities. These forward-looking statements are covered by the “Safe Harbor for Forward-Looking Statements” provided by the Private Securities Litigation Reform Act of 1995. The Company has tried to identify these forward looking statements by using words such as “expect,” “contemplate,” “anticipate,” “estimate,” “plan,” “will,” “would,” “should,” “forecast,” “believe,” “outlook,” “guidance,” “projection,” “target” or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties and other factors could cause the Company’s actual results to differ materially from those expressed in, or implied by, the forward-looking statements, including, without limitation, the continued development and expansion of the market for alternative-fuel power systems; technological and other risks relating to the Company’s development of its 8.8 and 4.3 liter engines, introduction of other new products and entry into on-road markets (including the risk that these initiatives may not be successful); the timing of new products; the Company’s ability to integrate recent acquisitions into the business of the Company successfully and the amount of time and expense spent and incurred in connection with the integration; the risk that the economic benefits, cost savings and other synergies that the Company originally anticipated as a result of recent acquisitions are not fully realized or take longer to realize than expected; the significant strain on the Company’s senior management team, support teams, manufacturing lines, information technology platforms and other resources resulting from rapid expansion of the Company’s operations (including as a result of recent acquisitions); volatility in oil and gas prices; changes in environmental and regulatory policies; significant competition; global economic conditions (including their impact on demand growth); and the Company’s dependence on key suppliers. For a detailed discussion of factors that could affect the Company’s future operating results, please see the Company’s filings with the Securities and Exchange Commission, including the disclosures under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

Exhibit 99.1

Contact:

Power Solutions International, Inc.

Michael P. Lewis

Chief Financial Officer

+1 (630) 451-2290

Michael.Lewis@psiengines.com

and

Philip Kranz

Director of Investor Relations

+1 (630) 451-5402

Philip.Kranz@psiengines.com